Exhibit 99.1

BAIYA INTERNATIONAL GROUP INC.

2026 SHARE INCENTIVE PLAN

ARTICLE 1
PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in ARTICLE 11.

ARTICLE 2
ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE 3
ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award. The Administrator may institute and determine the terms and conditions of an Exchange Program.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

ARTICLE 4
STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article 7 and the terms of this Article 4, Awards may be made under the Plan covering up to 360,000 Shares (the “Overall Share Limit”) . Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for cash, surrendered to an Exchange Program, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

4.3 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate in accordance with Applicable Laws. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above). Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock or shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

4.4 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time. The Administrator may make exceptions to these limits for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

ARTICLE 5
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at such Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator in accordance with Applicable Laws, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation unless the Company otherwise determines.

ARTICLE 6
RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock and Restricted Stock Units to Service Providers, subject to the limitations in the Plan. An Award of Restricted Stock involves the immediate transfer and issuance of Shares to the Participant, subject to forfeiture and transfer restrictions. An Award of Restricted Stock Units constitutes a promise to deliver Shares, cash, or a combination thereof in the future upon the satisfaction of specified conditions.

6.2 Terms and Conditions. The Administrator will determine the terms and conditions of each Award of Restricted Stock or Restricted Stock Units, including the vesting schedule, performance conditions (if any), and restrictions on transferability. Unless otherwise determined by the Administrator or provided in the Award Agreement, holders of Restricted Stock will have the rights of a shareholder, including voting and dividend rights. Holders of Restricted Stock Units will have no shareholder rights until Shares are actually delivered in settlement of the Award.

6.3 Settlement of Restricted Stock Units. Restricted Stock Units may be settled in Shares, cash, or a combination thereof, as determined by the Administrator and specified in the Award Agreement. Settlement will occur upon vesting or at a later date specified in the Award Agreement, subject to compliance with Applicable Laws.

ARTICLE 7
ADJUSTMENTS UPON CHANGES IN STOCK

7.1 Equity Restructuring. In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, recapitalization, or other similar equity restructuring affecting the Shares (an “Equity Restructuring”), the Administrator shall proportionately adjust (i) the number and class of Shares reserved for issuance under the Plan under Article 4, (ii) the number and class of Shares covered by each outstanding Award, and (iii) the exercise or strike price of each outstanding Option and Stock Appreciation Right, to prevent dilution or enlargement of benefits. Such adjustments shall be made in accordance with Applicable Laws and shall be final, binding, and conclusive.

7.2 Corporate Transactions. In the event of a Corporate Transaction (as defined in Article 11), unless otherwise provided in an Award Agreement or determined by the Administrator, the following shall apply:

(a) Continuation or Assumption of Awards. To the extent the surviving or acquiring corporation (or its parent) assumes or continues outstanding Awards or substitutes substantially equivalent awards, such Awards shall remain outstanding and be governed by their existing terms.

(b) Acceleration and Cash-Out. To the extent outstanding Awards are not assumed, continued, or substituted in connection with a Corporate Transaction, the Administrator may, in its discretion, provide for (i) the full or partial acceleration of vesting and exercisability of such Awards immediately prior to the consummation of the transaction, and/or (ii) the cancellation of such Awards for a cash payment equal to the value of the consideration payable per Share in the Corporate Transaction (less, in the case of Options and SARs, the applicable exercise or strike price). Any such cash payment may be subject to vesting conditions deemed appropriate by the Administrator.

7.3 General Authority. The Administrator is authorized to make equitable adjustments to the terms and conditions of Awards, in its sole discretion, to reflect any changes in corporate structure, capital structure, or Shares, or to prevent unintended dilution or enlargement of benefits. No adjustment shall be made that would cause an Incentive Stock Option to fail to comply with Section 422 of the Code without the Participant’s consent.

ARTICLE 8
GENERAL PROVISIONS APPLICABLE TO AWARDS

8.1 Transferability. Awards are not transferable except by will or the laws of descent and distribution, unless otherwise determined by the Administrator and provided in the Award Agreement. During a Participant’s lifetime, Options and Stock Appreciation Rights may be exercised only by the Participant or the Participant’s guardian or legal representative.

8.2 Documentation. Each Award will be evidenced by an Award Agreement, which may be written or electronic, specifying the terms, conditions, and restrictions applicable to the Award, consistent with the Plan.

8.3 Discretionary Provisions.

(a) Termination of Service. The Administrator shall determine the effect on an Award of a Participant’s Termination of Service, including whether and for how long an Option or SAR may be exercised following such termination. The Award Agreement shall set forth such terms.

(b) Clawback/Recovery. All Awards are subject to recoupment, clawback, or recovery under any applicable Company policy or any law, government regulation, or stock exchange listing requirement. By accepting an Award, the Participant agrees to comply with any such policy or requirement.

8.4 Withholding. The Company has the authority and right to deduct or withhold, or require a Participant to remit, an amount sufficient to satisfy all applicable federal, state, and local taxes required by law to be withheld with respect to any Award. The Administrator may permit or require satisfaction of withholding obligations through cash payment, share withholding, a sell-to-cover arrangement, or other method permissible under Applicable Laws.

8.5 Amendment of Awards. The Administrator may amend, modify, or terminate any outstanding Award, including substituting another Award of the same or a different type, provided that no such action materially impairs the Participant’s rights under such Award without the Participant’s consent, except as necessary to comply with changes in Applicable Laws or to adjust for events described in Article 7.

8.6 Conditions on Delivery of Stock. The Company will not be obligated to issue or deliver any Shares under the Plan prior to (i) listing such Shares on any stock exchange on which they may then be listed, and (ii) completion of any registration, qualification, or other compliance requirement under any law or ruling of any governmental body that the Company determines to be advisable. The Company may place a legend on any Share certificate or book entry notation referencing restrictions on transferability.

8.7 No Right to Employment or Service. Nothing in the Plan or any Award Agreement confers upon any Participant any right to continue in the employ or service of the Company or any Subsidiary, or interferes with or restricts the right of the Company or Subsidiary to terminate such employment or service at any time for any reason.

ARTICLE 9
AMENDMENT, SUSPENSION, AND TERMINATION

9.1 Amendment, Suspension, and Termination. The Board or the Administrator may amend, alter, suspend, or terminate the Plan at any time for any reason. No such amendment, suspension, or termination shall materially impair the rights of a Participant under any outstanding Award without the Participant’s consent, unless such action is necessary to comply with Applicable Laws or to adjust for events described in Article 7.

9.2 Shareholder Approval. To the extent required by Applicable Laws or the rules of any stock exchange on which the Shares are listed, any amendment to the Plan shall be subject to approval by the Company’s shareholders. Shareholder approval is required for any amendment that (i) increases the number of Shares available under the Plan (except as permitted under Article 7), (ii) expands the types of awards available, (iii) materially expands the class of participants eligible to receive awards, (iv) materially extends the term of the Plan, or (v) otherwise requires shareholder approval under Applicable Laws.

ARTICLE 10
TERM OF PLAN

The Plan shall become effective on the date it is approved by the Company’s shareholders (the “Effective Date”). Unless earlier terminated by the Board, the Plan will remain in effect until the tenth anniversary of the Effective Date, after which no new Awards may be granted. Awards outstanding at the time of Plan termination shall remain in effect according to their terms.

ARTICLE 11
DEFINITIONS

11.1 Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Board or a Committee to which the Board has delegated its authority under the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity incentive plans, including securities, tax, and employment laws, and the rules of any stock exchange on which the Shares are listed.

(c) “Award” means any award granted under the Plan, including Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Stock or Cash Based Awards.

(d) “Award Agreement” means the written or electronic agreement between the Company and a Participant setting forth the terms and conditions of an Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g) “Committee” means one or more committees or subcommittees of the Board appointed to administer the Plan.

(h) “Company” means Baiya International Group Inc., a Cayman Islands exempted company, and its successors.

(i) “Corporate Transaction” means (i) a merger, consolidation, or similar transaction involving the Company, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the acquisition, directly or indirectly, by any person or group of the beneficial ownership of more than 50% of the outstanding voting stock of the Company.

(j) “Director” means a member of the Board.

(k) “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code, or as otherwise determined by the Administrator in accordance with Applicable Laws.

(l) “Dividend Equivalents” means a right, granted in connection with an Award other than an Option or SAR, to receive a credit equal to the amount of cash dividends paid on a Share.

(m) “Employee” means any employee of the Company or any Subsidiary.

(n) “Exchange Program” means a program under which outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have lower exercise prices and different terms), awards of a different type, and/or cash.

(o) “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Shares are listed on any established stock exchange or national market system, the closing sales price on such exchange or system on the date of determination; (ii) if the Shares are quoted on an automated quotation system but not on an exchange, the closing bid price on the date of determination; or (iii) in the absence of an established market, as determined by the Administrator in good faith using a reasonable application of a reasonable valuation method, consistent with Section 409A of the Code.

(p) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(q) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option to purchase Shares.

(s) “Other Stock or Cash Based Award” means an award not otherwise described in the Plan, payable in cash, Shares, or other property, as determined by the Administrator.

(t) “Overall Share Limit” means the total number of Shares reserved and available for issuance under the Plan as set forth in Section 4.1.

(u) “Participant” means a Service Provider who holds an outstanding Award.

(v) “Plan” means this Baiya International Group Inc. 2026 Share Incentive Plan, as amended from time to time.

(w) “Restricted Stock” means an Award of Shares that are subject to a risk of forfeiture and transfer restrictions.

(x) “Restricted Stock Unit” means an Award that represents the right to receive a Share (or cash payment equal to the Fair Market Value of a Share) in the future upon satisfaction of specified conditions.

(y) “Service Provider” means an Employee, Director, or consultant or advisor of the Company or any Subsidiary.

(z) “Share” means a Class A ordinary share of the Company, par value $0.0001 per share, or such other equity security as may become the subject of Awards pursuant to an adjustment under Article 7.

(aa) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation in value of Shares.

(bb) “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain owns stock or equity possessing 50 percent or more of the total combined voting power of all classes of stock or equity in one of the other entities in the chain.

(cc) “Termination of Service” means the date the Participant ceases to be a Service Provider.

ARTICLE 12
GOVERNING LAW

The Plan and all Awards shall be governed by and construed in accordance with the laws of the Cayman Islands, without regard to its conflict of law principles.